Exhibit 99.1
Daktronics Announces Intention to Convert $25 Million Convertible Promissory Note into Common Stock

Company Intends to Execute Share Repurchases to Offset Dilution

BROOKINGS, S.D., Nov. 8, 2024 (GLOBE NEWSWIRE) -- Daktronics, Inc. (“Daktronics” or the “Company”) (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today announced that, after careful deliberation, the Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its common shareholders to exercise the Company’s right to convert an initial $7.0 million in face value of the $25 million senior second lien secured promissory note (the “Convertible Note”) held by Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox”) into approximately 1.1 million shares of the Company’s common stock.

The Board intends to deliver to Alta Fox notice of the conversion on November 11, 2024, with a conversion date of December 3, 2024. The Company intends to convert the remainder of the Convertible Note over the next several months, in tranches of up to $7 million in face value every 30 days, as provided for in the Convertible Note.

Daktronics has delivered outstanding financial results over the last twelve months, with record revenue, gross profit and operating income in fiscal year 2024, and strong returns for shareholders, with the Company’s stock price increasing more than 300% over the last two years and over 175% since the issuance of the Convertible Note on May 11, 2023.1 This performance is the result of several initiatives implemented by the management team and Board, including strengthening the Company’s financial position, reducing order backlog, and improving margins through operational enhancements and strategic cost reductions.

The Board’s decision to force the conversion of the Convertible Note is consistent with the Company’s ongoing focus on balance sheet optimization and cost efficiency and will save the Company approximately $5.4 million in interest expense over the remaining term of the Convertible Note. To help offset the share dilution that will result from the conversion of the Convertible Note into common stock, the Company intends to execute on its existing share repurchase authorization as soon as practicable.

The Company engaged in good faith with Alta Fox regarding an accelerated repayment of the Convertible Note as an alternative to the forced conversion of the Convertible Note or keeping the Convertible Note outstanding. Alta Fox and the Company have been unable to agree on terms that the Board believes are in the best interests of the Company and its shareholders. The Company remains amenable to considering reasonable proposals for a negotiated retirement of the Convertible Note.

Summary of Convertible Note Terms with Alta Fox Capital Management

On May 11, 2023, Alta Fox purchased from Daktronics $25,000,000 in Convertible Notes, due on May 11, 2027. The Notes bear interest at a rate of 9% per annum.

Under the terms of the Convertible Note, Daktronics has the right to convert the Convertible Note into common stock at a conversion price equal to $6.31 after 18 months following the issuance date of the Notes if the closing sale price of the Company’s common stock has been equal to at least 150% of the conversion price in 19 of the last 20 consecutive trading days. Under these terms, Alta Fox may set a limit on the amount of common stock it wishes to
1 Source: FactSet. Data as of November 7, 2024.

be issued in connection with a conversion of the Convertible Note (a “Maximum Percentage”). If the shares to be delivered as a result of a conversion of the Convertible Note would cause Alta Fox to exceed the Maximum Percentage, the so-called “Excess Shares” are treated as if they had never been issued and would be delivered to Alta Fox only when Alta Fox certifies that the delivery of the Excess Shares will not cause its ownership to exceed the Maximum Percentage. Because the Maximum Percentage currently in effect is 3% and Alta Fox currently owns, according to Alta Fox’s disclosures to the Company, 3% or more of our common stock, the forced conversion of the Convertible Note will not result in the issuance of common shares to Alta Fox at this time. Instead, delivery will be made after Alta Fox certifies it owns less than the Maximum Percentage.

Daktronics encourages shareholders to read the full terms of the Convertible Note, which are available as Exhibit 10.4 to the Current Report on Form 8-K filed by the Company on May 12, 2023.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Email investor@daktronics.com

LHA Investor Relations
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com